July 14, 2008

Lyndon A. Smith, President
Sally Dwyer, Executive Vice President
EPSI Benefits, Inc.
2180 N. Loop West, #400
Houston, Texas  77018

Re:	Letter Agreement Regarding EPSI Benefits, Inc. Convertible Debenture Dated July 25, 2001

Dear Mr. Smith and Ms. Dwyer:

EPSI Benefits, Inc. (“EBI”) executed a Convertible Debenture (“Debenture”) dated July 25, 2001, to BNL Equity Corporation (“BNLE”) whereby EBI promises to pay BNLE the sum of $1,357,407.  The Debenture provides that monthly interest payments shall be paid monthly on the 15th day of each month beginning September 15, 2001, and that monthly principal payments in the amount of $16,666.67 shall be paid beginning September 15, 2008, and continuing on the 15th day of each month thereafter up to and including August 15, 2014 and $13,117.25 shall be due on the 15th day of September, 2014 and each month thereafter up to and including August 15, 2015 at which time all outstanding principal and interest outstanding thereunder shall be due and payable.  BNL Financial Corporation (‘BNL Financial”) is the successor in interest to BNLE and, therefore, entitled to receive all of the payments provided for in the Debenture and is also entitled to all of the rights and interests pertaining to the Debenture formerly held by BNLE.  By mutual agreement, BNL Financial has agreed to extend the beginning date of the commencement for the payment of principal to September 15, 2013.  As a result, monthly payments will be as follows:  Interest only payments shall continue to be payable monthly on the 15th day of each month as provided in the Debenture.  Monthly principal payments of $16,666.67 each shall be due beginning on September 15, 2013 and continuing on the 15th day of each month thereafter up to and including August 15, 2019 and $13,117.25 shall be due on the 15th day of September, 2019 and each month thereafter up to and including August 15, 2020 when all outstanding principal and interest outstanding thereunder shall be due and payable.  Interest shall accrue on the outstanding principal amount thereunder at the rate of 14% per annum from the date of issuance through and including August 15, 2020 and until the principal thereof is paid in full or made available for payment.  All other terms and provisions of the Debenture shall remain the same.  Lyndon A. Smith and Sally Dwyer each being the owner of 50% of the issued and outstanding capital stock of EBI, as such sole shareholders and sole members of the Board of Directors of EBI, in order to induce BNL Financial to extend the terms of the Debenture as provided herein, do hereby certify, agree to the terms of this Letter Agreement, and do hereby represent and warrant that all corporate action necessary to enter into and execute this Letter Agreement has been taken and that they are duly authorized to execute this Letter Agreement on behalf of EBI.  If this Letter Agreement correctly sets forth our agreements and understandings, please affix your signatures to a copy of this letter and return it to the undersigned.

Yours very truly,

BNL FINANCIAL CORPORATION

                          /s/  Barry N. Shamas
BY:_________________________________
Barry N. Shamas
Executive Vice President and
Chief Operating Officer

Agreed and approved this 14th day of July, 2008.

EPSI BENEFITS, INC.

/s/ Lyndon A. Smith
BY: __________________________________
Lyndon A. Smith
President

/s/ Sally Dwyer
BY: __________________________________
Sally Dwyer
Executive Vice President